Exhibit 3.3

AMENDED & RESTATED BYLAWS

OF

MOLEKULE GROUP, INC.

i

Section 6.05. Lost, Destroyed and Mutilated Certificates	11
Section 6.06. Regulations	11
Section 6.07. Fixing Date for Determination of Stockholders of Record	11
Section 6.08. Lock-Up	11

ARTICLE VII
SEAL
Section 7.01. Seal	12

ARTICLE VIII
FISCAL YEAR
Section 8.01. Fiscal Year	13

ARTICLE IX
FORUM AND VENUE
Section 9.01. Forum and Venue	13

ARTICLE X
AMENDMENTS
Section 10.01. Amendments	13

ARTICLE XI
CERTAIN DEFINITIONS
Section 11.01. Certain Definitions	13

ii

AMENDED & RESTATED BYLAWS

OF

MOLEKULE GROUP, INC.

ARTICLE I
OFFICES

Section 1.01. Offices. In addition to its registered office in the State of Delaware, Molekule Group, Inc. (the “Corporation”) may also have an office or offices at any other place or places within or without the State of Delaware as the Board of Directors of the Corporation (the “Board”) may from time to time determine or the business of the Corporation may from time to time require.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 2.01. Annual Meetings. The annual meeting of stockholders of the Corporation for the election of directors of the Corporation, and for the transaction of such other business as may properly come before such meeting, shall be held at such place, date and time as shall be fixed by the Board pursuant to the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and designated in the notice or waiver of notice of such annual meeting.

Section 2.02. Special Meetings. Special meetings of stockholders for any purpose or purposes may be called by the Board or the Chairman of the Board of the Corporation (the “Chairman”) or the Chief Executive Officer of the Corporation (the “Chief Executive Officer”), to be held at such place, date and time as shall be designated in the notice or waiver of notice thereof.

Section 2.03. Notice of Meetings. Except as otherwise provided by law, written notice of each annual or special meeting of stockholders stating the place, date and time of such meeting and, in the case of a special meeting, the purpose or purposes for which such meeting is to be held, shall be given personally, by internationally recognized overnight courier service, or by first-class mail (airmail in the case of international communications) to each recordholder of shares entitled to vote thereat, no less than ten (10) nor more than sixty (60) days before the date of such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears in the records of the Corporation. If sent by internationally recognized courier service, such notice shall be deemed to be given when deposited with such courier service, carriage and delivery prepaid, directed to the stockholder at such stockholder’s address as it appears in the records of the Corporation. If, prior to the time of mailing, the Secretary shall have received from any stockholder a written request that notices intended for such stockholder are to be mailed to some address other than the address that appears in the records of the Corporation, notices intended for such stockholder shall be mailed to the address designated in such request.

Section 2.04. Waiver of Notice. Notice of any annual or special meeting of stockholders need not be given to any stockholder who files a written waiver of notice with the Secretary, signed by the person entitled to notice, whether before or after such meeting. Neither the business to be transacted at, nor the purpose of, any meeting of stockholders need be specified in any written waiver of notice thereof. Attendance of a stockholder at a meeting, in person or by proxy, shall constitute a waiver of notice of such meeting, except when such stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the notice of such meeting was inadequate or improperly given.

Section 2.05. Postponements and Adjournments. Whenever an annual or special meeting of stockholders is postponed to another date, time or place by the Board, notice need not be given of the postponed meeting if a public announcement of such postponement is made prior to the original date of the meeting. Whenever an annual or special meeting of stockholders is adjourned to another date, time or place, notice need not be given of the adjourned meeting if the date, time and place thereof are announced at the meeting at which the adjournment is taken. If the postponement or adjournment is for more than thirty (30) days, or if after the postponement or adjournment a new record date is fixed for the postponed or adjourned meeting, a notice of the postponed or adjourned meeting shall be given to each stockholder entitled to vote thereat. At any postponed or adjourned meeting, any business may be transacted that might have been transacted at the original meeting.

Section 2.06. Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the recordholders of a majority of the shares entitled to vote thereat, present in person or by proxy, shall constitute a quorum for the transaction of business at all meetings of stockholders, whether annual or special. If, however, such quorum shall not be present in person or by proxy at any meeting of stockholders, the chairman of the meeting or the stockholders present and entitled to vote thereat may, by the vote of the recordholders of a majority of the shares held by such present stockholders, adjourn the meeting from time to time in accordance with Section 2.05 hereof until a quorum shall be present in person or by proxy.

Section 2.07. Voting. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power upon the matter in question, and any question brought before any such meeting shall be determined by the affirmative vote of the recordholders of a majority in voting power of the shares present in person or by proxy at the meeting and entitled to vote on such question.

Section 2.08. Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy. Such proxy shall be filed with the Secretary before such meeting of stockholders, at such time as the Board may require. No proxy shall be voted or acted upon more than three (3) years from its date, unless the proxy provides for a longer period.

Section 2.09. Nominations and Proposals. (a) At any annual meeting of the stockholders, only such nominations of persons for election to the Board and such other business shall be conducted as shall have been properly brought before the meeting.

(b) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

(c) To be properly brought before an annual meeting of stockholders, nominations or such other business must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or any committee thereof, (ii) otherwise properly brought before the meeting by or at the direction of the Board or any committee thereof, or (iii) otherwise properly brought before the meeting by a stockholder who is a stockholder of record of the Corporation at the time notice of such meeting is given, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.09. In addition, any proposal of business (other than the nomination of persons for election to the Board) must be a proper matter for stockholder action.

(d) For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder, the stockholder or stockholders of record intending to propose the business (the “Proposing Stockholder”) must have given timely and proper notice thereof, in full compliance with this Section 2.09, in writing to the Secretary.

(e) To be timely, a Proposing Stockholder’s notice of nominations or other business to be brought before an annual meeting must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation:

(i) With regard to notice of nominations or other business proposed to be brought before an annual meeting of stockholders to be held on a day that is not more than thirty (30) days in advance of the anniversary of the previous year’s annual meeting nor later than seventy (70) days after the anniversary of the previous year’s annual meeting, not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred and twentieth (120th) day, in advance of the anniversary of the previous year’s annual meeting;

(ii) With regard to notice of nominations or other business proposed to be brought before any other annual meeting of stockholders, by the close of business on the tenth (10th) day following the public announcement of the date of such meeting.

In no event shall the public announcement of an adjournment or postponement of a meeting of stockholders commence a new notice time period (or extend any notice time period).

(f) To be proper, a Proposing Stockholder’s notice must include:

(i) as to each person whom the stockholder proposes to nominate for election as a director (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (B) such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected and (C) the information, written representation and agreement required to be delivered pursuant to Section 2.10;

(ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

(A) the name and address of such stockholder, as they appear on the Corporation’s books, and of (1) such beneficial owner (if any) and (2) each Associated Person (as defined below) of each such stockholder and such beneficial owner;

(B) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned beneficially and of record by such stockholder and/or such beneficial owner, or by any Associated Person thereof;

(C) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing;

(D) a description of any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (each of the foregoing, a “Derivative Instrument”), directly or indirectly owned or held beneficially by such stockholder, such beneficial owner and/or any Associated Person thereof;

(E) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder and/or such beneficial owner, and any Associated Person thereof, has a right to vote any shares of any security of the Corporation;

(F) a description of any short interest in any security of the Corporation held by such stockholder and/or such beneficial owner and any Associated Person thereof (for purposes of this Section 2.09(f), a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security);

(G) a description of any rights to dividends on the shares of the Corporation owned beneficially by such stockholder and/or such beneficial owner, and any Associated Person thereof, that are separated or separable from the underlying shares of the Corporation;

(H) a description of any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company in which such stockholder and/or such beneficial owner, and any Associated Person thereof, is a general partner or manager or, directly or indirectly, beneficially owns an interest in such general partner or manager;

(I) a description of any performance-related fees (other than an asset-based fee) that such stockholder and/or such beneficial owner, and any Associated Person thereof, is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice;

(J) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

(K) a representation as to whether the stockholder or the beneficial owner, if any, is or will be part of a group that intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination; and

(L) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

With regard to the information required by items (B)-(I) of this Section 2.09(f)(iii), such information shall include, without limitation, any such information with regard to any members of such stockholder’s immediate family sharing the same household. The information required by this Section 2.09(f) shall be supplemented by such stockholder and beneficial owner, if any, not later than ten (10) days after the record date for the meeting to disclose such information as of the record date.

For the purposes of this Section 2.09(f), an “Associated Person” of any stockholder or beneficial owner means (1) any affiliate or person acting in concert with such stockholder or beneficial owner in relation to the nomination or proposal and (2) each director, officer, employee, general partner or manager of such stockholder or beneficial owner or any such affiliate or person with which such stockholder or beneficial owner is acting in concert in relation to the nomination or proposal.

(g) The foregoing notice requirements of Section 2.09(f) shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with the applicable rules and regulations promulgated under Section 14(a) of the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(h) In addition to the information required by the provisions of this Section 2.09 and the information, written representation and agreement required to be delivered pursuant to Section 2.10, the Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(i) Notwithstanding anything in these Bylaws to the contrary: (i) no nominations shall be made and no business shall be conducted at any meeting of stockholders except in accordance with the procedures set forth in this Section 2.09; and (ii) unless otherwise required by law, if the Proposing Stockholder does not provide the information required under this Section 2.09 to the Corporation (or any such information provided should be found to be materially inaccurate) or the Proposing Stockholder (or a qualified representative of the Proposing Stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of such business or nominations may have been received by the Corporation. For purposes of this Section 2.09, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(j) Except as otherwise provided by law, the chairman of any meeting of stockholders shall have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.09 and (ii) if any proposed nomination or business was not made or proposed in compliance with this Section 2.09, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted.

(k) Notwithstanding the foregoing provisions of this Section 2.09, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 2.09; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.09, and compliance with the provisions of this Section 2.09 shall be the exclusive means for a stockholder to make nominations or submit other business (other than matters brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 2.09 shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors as provided for or fixed pursuant to any applicable provision of the Certificate of Incorporation.

Section 2.10. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under the applicable sections of Section 2.09 above) to the Secretary at the principal executive offices of the Corporation a written and signed questionnaire (in the form customarily used by the Corporation for its directors) with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person:

(a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”), except as has been disclosed to the Board, or (ii) any Voting Commitment that could limit or interfere with such persons’ ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;

(b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation, except as has been disclosed to the Board;

(c) is not and will not become a party to any agreement, arrangement or understanding with any person or entity with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of any public company (other than the Corporation), except as has been disclosed to the Board;

(d) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation;

(e) is not and will not serve as a director on the boards of more than two (2) other public companies, unless the Board has determined in advance that such simultaneous service will not impair his or her ability to effectively serve on the Board; and

(f) will promptly tender his or her resignation to the Board in the event that, at any time he or she is serving as a director of the Corporation, (i) any of the above representations are found by the Board to have been false at the time such representation was made or (ii) any of the above representations are found by the Board to have become false thereafter.

ARTICLE III

BOARD

Section 3.01. General. The business and affairs of the Corporation shall be managed by the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by stockholders. Directors need not be stockholders of the Corporation.

Section 3.02. Number. The total number of directors shall be not less than three (3) nor more than nine (9), as such shall be fixed within these limits from time to time by the Board.

Section 3.03. Resignation. Any director may resign at any time by delivering his written resignation to the Board, the Chairman or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the Chairman or the Secretary, as the case may be.

Section 3.04. Meetings. (a) Annual Meetings. As soon as practicable after each annual election of directors by the stockholders, the Board shall meet for the purpose of organization and the transaction of other business, unless it shall have transacted all such business by written consent pursuant to Section 3.06 hereof.

(b) Other Meetings. Other meetings of the Board shall be held at such times as the Chairman, the Secretary or a majority of the Board shall from time to time determine.

(c) Notice of Meetings. The Secretary shall give written notice to each director of each meeting of the Board, which notice shall state the place, date, time and purpose of such meeting. Notice of each such meeting shall be given to each director, if by mail, addressed to him or her at his or her residence or usual place of business, at least three (3) days before the day on which such meeting is to be held, or shall be sent to him or her at such place by telecopy, facsimile, electronic mail or other form of recorded communication, or be delivered personally or by an internationally recognized courier service or by telephone, not later than the day before the day on which such meeting is to be held. A written waiver of notice, signed by the director entitled to notice, whether before or after the time of the meeting referred to in such waiver, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in any written waiver of notice thereof. Attendance of a director at a meeting of the Board shall constitute a waiver of notice of such meeting, except as provided by law.

(d) Place of Meetings. The Board may hold its meetings at such place or places within or without the State of Delaware as the Board or the Chairman may from time to time determine, or as shall be designated in the respective notices or waivers of notice of such meetings.

(e) Quorum and Manner of Acting. A majority of the total number of directors then in office shall be present in person at any meeting of the Board in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board, except as otherwise expressly required by law, the Certificate of Incorporation or these Bylaws. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present.

(f) Organization. At each meeting of the Board, one of the following shall act as chairman of the meeting and preside, in the following order of precedence:

(1) the Chairman;

(2) the Chief Executive Officer;

(3) any director chosen by a majority of the directors present.

The Secretary or, in the case of the Secretary’s absence, any person (who shall be an Assistant Secretary (as defined below), if an Assistant Secretary is present) whom the chairman of the meeting shall appoint shall act as secretary of such meeting and keep the minutes thereof.

Section 3.05. Committees of the Board. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more directors. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member; provided, however, that any director so appointed must be found by such committee to meet the qualifications, if any, for service on such committee, including any requirement of independence. Any committee of the Board, to the extent provided in the resolution of the Board designating such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it; provided, however, that no such committee shall have such power or authority in reference to amending the Certificate of Incorporation (except that such a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board, as provided in Section 151(a) of the General Corporation Law of the State of Delaware (the “General Corporation Law”), fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopting an agreement of merger or consolidation under Sections 251, 252, 254, 255, 256, 257, 258, 263 or 264 of the General Corporation Law, recommending to the stockholders the sale, lease or exchange of all or substantially all the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or the revocation of a dissolution or amending these Bylaws; provided further, however, that, unless expressly so provided in the resolution of the Board designating such committee, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock or to adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law. Each committee of the Board shall keep regular minutes of its proceedings and report the same to the Board when so requested by the Board.

Section 3.06. Directors’ Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, without prior notice and without a vote, if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all the members of the Board or such committee and such consent or electronic transmission is filed with the minutes of the proceedings of the Board or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.07. Action by Means of Telephone or Similar Communications Equipment. Any one or more members of the Board, or of any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 3.08. Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board may determine the compensation of directors. In addition, as determined by the Board, directors may be reimbursed by the Corporation for their expenses, if any, in the performance of their duties as directors. No such compensation or reimbursement shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

ARTICLE IV

OFFICERS

Section 4.01. Officers. The officers of the Corporation shall be chosen by the Board and may include the Chief Executive Officer, a president (the “President”), a chief financial officer (the “Chief Financial Officer”), a secretary (the “Secretary”) and a treasurer (the “Treasurer”). Officers of the Corporation may include one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers (each as defined below) and such other officers as the Board may establish. Any two or more offices may be held by the same person.

Section 4.02. Authority and Duties. All officers shall have such authority and perform such duties in the management of the Corporation as may be provided in these Bylaws or, to the extent not so provided, by resolution of the Board.

Section 4.03. Term of Office, Resignation and Removal. (a) Each officer shall be appointed by the Board and shall hold office for such term as may be determined by the Board. Each officer shall hold office until such officer’s successor has been appointed and qualified or such officer’s earlier death or resignation or removal in the manner hereinafter provided. The Board may require any officer to give security for the faithful performance of such officer’s duties.

(b) Any officer may resign at any time by giving written notice to the Board, the Chairman, the Chief Executive Officer or the Secretary. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the Board, the Chairman, the Chief Executive Officer or the Secretary, as the case may be.

(c) All officers and agents appointed by the Board shall be subject to removal, with or without cause, at any time by the Board.

Section 4.04. Vacancies. Any vacancy occurring in any office of the Corporation, for any reason, shall be filled by action of the Board. Unless earlier removed pursuant to Section 4.03 hereof, any officer appointed by the Board to fill any such vacancy shall serve only until such time as the unexpired term of such officer’s predecessor expires unless reappointed by the Board.

Section 4.05. The Chairman. The Chairman shall have the power to call special meetings of stockholders, to call special meetings of the Board and, if present, to preside at all meetings of stockholders and all meetings of the Board. The Chairman shall perform all duties incident to the office of Chairman of the Board and all such other duties as may from time to time be assigned to the Chairman by the Board or these Bylaws.

Section 4.06. The Chief Executive Officer. The Chief Executive Officer shall have general and active management and control of the business and affairs of the Corporation, subject to the control of the Board, and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall perform all duties incident to the office of the Chief Executive Officer and all such other duties as may from time to time be assigned to the Chief Executive Officer by the Board or these Bylaws.

Section 4.07. The President. The President, subject to the authority of the Chief Executive Officer, shall have primary responsibility for, and authority with respect to, the management of the day-to-day business affairs of the Corporation, to the extent prescribed by the Chief Executive Officer. The President shall perform all duties incident to the office of President and all such other duties as may from time to time be assigned to the President by the Board, the Chief Executive Officer or these Bylaws.

Section 4.08. Vice Presidents. Vice Presidents of the Corporation (“Vice Presidents”), if any, in order of their seniority or in any other order determined by the Board, shall generally assist the President and perform such other duties as the Board, the Chief Executive Officer or the President shall prescribe and, in the absence or disability of the President, shall perform the duties and exercise the powers of the President.

Section 4.09. The Secretary. The Secretary of the Corporation shall, to the extent practicable, attend all meetings of the Board and all meetings of stockholders and shall record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform the same duties for any committee of the Board when so requested by such committee. The Secretary shall give or cause to be given notice of all meetings of stockholders and of the Board, shall perform such other duties as may be prescribed by the Board, the Chairman and the Chief Executive Officer and shall act under the supervision of the Chairman. The Secretary shall keep in safe custody the seal of the Corporation and affix the same to any instrument that requires that the seal be affixed to it and which shall have been duly authorized for signature in the name of the Corporation, and when so affixed, the seal shall be attested by the Secretary’s signature or by the signature of the Treasurer of the Corporation or an Assistant Secretary or Assistant Treasurer of the Corporation. The Secretary shall keep in safe custody the certificate books and stockholder records and such other books and records of the Corporation as the Board, the Chairman or the Chief Executive Officer may direct and shall perform all other duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the Board, the Chairman or the Chief Executive Officer.

Section 4.10. Assistant Secretaries. Assistant Secretaries of the Corporation (“Assistant Secretaries”), if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Secretary and perform such other duties as the Board or the Secretary shall prescribe and, in the absence or disability of the Secretary, shall perform the duties and exercise the powers of the Secretary.

Section 4.11. Chief Financial Officer. The Chief Financial Officer shall be the principal financial officer of the Corporation and shall have such powers and perform such duties as may be assigned by the Board, the Chairman or the Chief Executive Officer.

Section 4.12. The Treasurer. The Treasurer shall have the care and custody of all the funds of the Corporation and shall deposit such funds in such banks or other depositories as the Board, or any officer or officers, or any officer and agent jointly, duly authorized by the Board, shall, from time to time, direct or approve. The Treasurer shall disburse the funds of the Corporation under the direction of the Board and the Chief Executive Officer. The Treasurer shall keep a full and accurate account of all moneys received and paid on account of the Corporation and shall render a statement of the Treasurer’s accounts whenever the Board, the Chairman or the Chief Executive Officer shall so request. The Treasurer shall perform all other necessary actions and duties in connection with the administration of the financial affairs of the Corporation and shall generally perform all the duties usually appertaining to the office of treasurer of a corporation. When required by the Board, the Treasurer shall give bonds for the faithful discharge of the Treasurer’s duties in such sums and with such sureties as the Board shall approve.

Section 4.12. Assistant Treasurers. Assistant Treasurers of the Corporation (“Assistant Treasurers”), if any, in order of their seniority or in any other order determined by the Board, shall generally assist the Treasurer and perform such other duties as the Board or the Treasurer shall prescribe and, in the absence or disability of the Treasurer, shall perform the duties and exercise the powers of the Treasurer.

ARTICLE V

CHECKS, DRAFTS, NOTES AND PROXIES

Section 5.01. Checks, Drafts and Notes. All checks, drafts and other orders for the payment of money, notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, agent or agents of the Corporation and in such manner as shall be determined, from time to time, by resolution of the Board.

Section 5.02. Execution of Proxies. The Chairman, the Chief Executive Officer, the President or any Vice President may authorize, from time to time, the execution and issuance of proxies to vote shares of stock or other securities of other corporations held of record by the Corporation and the execution of consents to action taken or to be taken by any such corporation. All such proxies and consents, unless otherwise authorized by the Board, shall be signed in the name of the Corporation by the Chairman, the Chief Executive Officer, the President or any Vice President.

ARTICLE VI

SHARES AND TRANSFERS OF SHARES

Section 6.01. Certificates Evidencing Shares. Shares may be evidenced by certificates in such form or forms as shall be approved by the Board. Certificates shall be issued in consecutive order and shall be numbered in the order of their issue and shall be signed by the Chairman, the President or any Vice President and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. If such a certificate is manually signed by one such officer, any other signature on the certificate may be a facsimile. In the event any such officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to hold such office or to be employed by the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such officer had held such office on the date of issue.

Section 6.02. Stock Ledger. A stock ledger in one or more counterparts shall be kept by the Secretary, in which shall be recorded the name and address of each person, corporation or other entity owning the shares evidenced by each certificate evidencing shares issued by the Corporation, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation. Except as otherwise expressly required by law, the person in whose name shares stand on the stock ledger of the Corporation shall be deemed the owner and recordholder of such shares for all purposes.

Section 6.03. Transfers of Shares. Registration of transfers of shares shall be made only in the stock ledger of the Corporation upon request of the registered holder of such shares, or of his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, and upon the surrender of the certificate or certificates evidencing such shares properly endorsed or accompanied by a stock power duly executed, together with such proof of the authenticity of signatures as the Corporation may reasonably require.

Section 6.04. Addresses of Stockholders. Each stockholder shall designate to the Secretary an address at which notices of meetings and all other corporate notices may be served or mailed to such stockholder, and, if any stockholder shall fail to so designate such an address, corporate notices may be served upon such stockholder by mail directed to the mailing address, if any, as the same appears in the stock ledger of the Corporation or at the last known mailing address of such stockholder.

Section 6.05. Lost, Destroyed and Mutilated Certificates. Each recordholder of shares shall promptly notify the Corporation of any loss, destruction or mutilation of any certificate or certificates evidencing any share or shares of which such recordholder is the recordholder. The Board may, in its discretion, cause the Corporation to issue a new certificate in place of any certificate theretofore issued by it and alleged to have been mutilated, lost, stolen or destroyed, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction, and the Board may, in its discretion, require the recordholder of the shares evidenced by the lost, stolen or destroyed certificate or such recordholder’s legal representative to give the Corporation a bond sufficient to indemnify the Corporation against any claim made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 6.06. Regulations. The Board may make such other rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificates evidencing shares.

Section 6.07. Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to, or to dissent from, corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other such action. A determination of the stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any postponement or adjournment of such meeting; provided, however, that the Board may fix a new record date for the postponed or adjourned meeting.

Section 6.08. Lock-Up. (a) The holders (together with any Permitted Transferees (as defined below), the “Lock-Up Holders”) of: (i) shares of common stock of the Corporation issued as consideration pursuant to the Merger (as defined in the Merger Agreement) other than such shares issued to holders of Company Warrants (as defined in the Merger Agreement); (ii) any Parent RSU Awards (as described in the Merger Agreement); or (iii) shares of common stock of the Corporation underlying the Parent RSU Awards (all such securities described in clauses (i) through (iii), the “Lock-Up Shares”), in each case of (i), (ii) and (iii) below, will not:

(i) offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) any of the Lock-Up Shares during the Lock-Up Period (as defined below) without the prior written consent of the Board,

(ii) exercise or seek to exercise or effectuate in any manner any rights of any nature that any Lock-Up Holder has or may have hereafter to require the Corporation to register under the Securities Act of 1933, as amended (the “Act”) any Lock-Up Holder’s sale, transfer or other disposition of any of the Lock-Up Shares or other securities of the Corporation held by any Lock-Up Holder, or to otherwise participate as a selling securityholder in any manner in any registration or qualification effected by the Corporation under the Act or

(iii) engage in any hedging, collar (whether or not for any consideration) or other transaction (including any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Shares) that is designed to or reasonably expected to lead or result in a Disposition of Lock-Up Shares during the Lock-Up Period, even if such Lock-Up Shares would be disposed of by someone other than a Lock-Up Holder during the Lock-Up Period, without the prior written consent of the Board (which written consent may be granted by the Board in its sole discretion at any time) (the restrictions set forth in this Section 6.08, the “Lock-Up”). The Lock-Up Securities shall carry appropriate legends indicating the restrictions on Transfer imposed by this Section 6.08, including as required by Section 151(f) of the Delaware General Corporation Law in respect to uncertificated stock.

(b) Notwithstanding the provisions set forth in Section 6.08(a), a Lock-Up Holder may make a Disposition during the Lock-Up Period in the following circumstances: (i) transfers of shares of capital stock of the Corporation which the Lock-Up Holder purchased in the public market; (ii) any exercise of stock options granted pursuant to the Corporation’s equity incentive plans (but not the sale of the shares so acquired); (iii) any exercise, exchange or conversion of any warrant to acquire shares of capital stock of the Corporation or any other security convertible into or exchangeable for shares of capital stock of the Corporation (but not the sale of any shares so acquired); (iv) transfers of shares of capital stock of the Corporation as a bona fide gift or gifts; (v) transfers or dispositions of shares of capital stock of the Corporation or any securities convertible into, or exercisable or exchangeable for such capital stock to any trust for the direct or indirect benefit of the Lock-Up Holder or the immediate family of the Lock-Up Holder in transactions not involving a disposition for value; (vi) transfers or dispositions of shares of capital stock of the Corporation or any securities convertible into, or exercisable or exchangeable for such capital stock to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the Lock-Up Holder or the immediate family of the Lock-Up Holder in a transaction not involving a disposition for value; (vii) transfers or dispositions of shares of capital stock of the Corporation or any securities convertible into, or exercisable or exchangeable for such capital stock by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Lock-Up Holder; or (viii) distributions of shares of capital stock of the Corporation or any securities convertible into, or exercisable or exchangeable for, such capital stock to partners, members, stockholders or other equityholders of the Lock-Up Holder; provided, however, that any recipient of Lock-Up Shares pursuant to clauses (i), (iv), (v), (vi), (vii), and (viii) of this Section 6.08(b) shall continue to be bound by the lock-up provisions of this Section 6.08.

(c) The Corporation may, from time to time, establish such policies and procedures relating to the general administration of the Lock-Up as it may deem necessary or advisable in its sole discretion. The Corporation may, from time to time, request from Lock-Up Holders such certifications, affidavits or other proof to the Corporation as it deems necessary to determine whether a proposed Disposition of Lock-Up Shares is permitted under Section 6.08(b) hereunder. Any such determination by the Corporation shall be conclusive and binding and the Corporation shall have no liability to any Lock-Up Holder in connection with the administration of the Lock-Up.

(d) Notwithstanding the other provisions set forth in this Section 6.08, the Board may, in its sole discretion, determine to waive, amend, or repeal the lock-up obligations set forth herein.

(e) For purposes of this Section 6.08:

“Closing Date” shall have the meaning assigned thereto in the Merger Agreement.

“Lock-Up Period” means the period beginning on the Closing Date and ending at 11:59 pm Eastern Time on the date that is six months after the Closing Date.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of October 3, 2022 (as it may be amended or otherwise modified from time to time), by and among AeroClean Technologies, Inc., a Delaware corporation, Air King Merger Sub, Inc., a Delaware corporation and Molekule, Inc., a Delaware corporation.

“Permitted Transferees” means, prior to the expiration of the Lock-Up Period, any person or entity to whom such Lock-Up Holder is permitted to make a Disposition of Lock-Up Shares pursuant to Section 6.08(b).

ARTICLE VII

SEAL

Section 7.01. Seal. The Board may approve and adopt a corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation, the year of its incorporation and the words “Corporate Seal Delaware”.

ARTICLE VIII

FISCAL YEAR

Section 8.01. Fiscal Year. The fiscal year of the Corporation shall end on the thirty-first day of December of each year unless changed by resolution of the Board.

ARTICLE IX

FORUM AND VENUE

Section 9.01. Forum and Venue. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders; or (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the certificate of incorporation or the bylaws of the Corporation; or (iv) any action asserting a claim governed by the internal affairs doctrine; in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of this Section 9.01 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce this Section 9.01 (an “Enforcement Action”); and (y) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.01.

ARTICLE X

AMENDMENTS

Section 10.01. Amendments. No Bylaw (including these Bylaws) may be altered, amended or repealed except by the requisite vote of the Board or the stockholders pursuant to the Certificate of Incorporation.

ARTICLE XI

CERTAIN DEFINITIONS

Section 11.01. Certain Definitions. As used in these Bylaws, the following terms shall have the meanings indicated in this Section 11.01:

(a) “Public announcement” shall mean an announcement: (i) made by a press release posted on the Corporation’s website or reported by the Dow Jones News Service, Associated Press or other national news service, or (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission;

(b) “Business day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

(c) “Close of business” on any given date shall mean 5:00 p.m., New York City time on such date, or, if such date is not a business day, 5:00 p.m. New York City time on the next succeeding business day.